EXHIBIT 99.1
Applied Industrial Technologies Reports
Fiscal 2010 Second Quarter Results
CLEVELAND, Ohio, January 20, 2010 — Applied Industrial Technologies (NYSE: AIT) today reported sales and earnings for its fiscal 2010 second quarter, ended December 31, 2009.
Net sales for the second quarter decreased 11% to $446,253,000 compared to $502,412,000 in the same period last year. Net income for the quarter was $10,487,000 or $0.24 per share compared to $16,194,000 or $0.38 per share last year.
For the six months ended December 31, 2009, sales were $883,996,000 compared to $1,046,318,000 in the same period last year. Net income was $21,674,000 or $0.51 per share compared to $38,730,000 or $0.90 per share, last year.
Commenting on the Company’s performance, Applied Chairman & Chief Executive Officer David L. Pugh said, “The general market continues to be difficult. While some sectors have shown improvement in activity, there is a concern that it may be a transient response to stimulus initiatives. Other sectors, especially those impacted by new construction, are still declining. Overall, demand is low and tight competition has lead to gross margin pressure. Business activity is consistent with our expectations for a slow, protracted economic recovery.
“Remaining nimble in such an environment is essential. Our efforts remain focused on the underlying fundamentals of our business with an emphasis on tight cost control and conservative asset management. The Company is stable and our cash position is strong and well-positioned for the long-term.
“For fiscal 2010, we now expect earnings per share to be in the range of $0.95 to $1.25 on sales of $1.75 billion to $1.85 billion.”
The Company did not repurchase any shares during the quarter. At December 31, 2009, the Company had remaining authorization to purchase 997,100 additional shares.
Applied will host its conference call for investors and analysts at 4 p.m. ET today, Wednesday, January 20. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Benjamin J. Mondics and Vice President & CFO Mark O. Eisele. To join the call, dial 1-866-352-2112 (for US/Canada callers) or 1-630-691-2779 (for International callers) prior to the scheduled start using passcode 6506299. A live audio webcast can be accessed online at www.Applied.com. A replay of the teleconference will be available for two weeks by dialing 1-888-843-8996 using passcode 6506299.

With approximately 460 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2009, Applied posted sales of $1.9 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “expect” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net Sales	$446,253	$502,412	$883,996	$1,046,318
Cost of sales	329,348	366,943	651,647	764,791

	116,905	135,469	232,349	281,527
Selling, distribution and administrative, including depreciation	98,002	106,662	195,805	215,345

Operating Income	18,903	28,807	36,544	66,182

Interest expense, net	1,333	1,302	2,547	1,987

Other expense (income), net	58	2,225	(245)	3,040

Income Before Income Taxes	17,512	25,280	34,242	61,155

Income Tax Expense	7,025	9,086	12,568	22,425

Net Income	$10,487	$16,194	$21,674	$38,730

Net Income Per Share — Basic	$0.25	$0.38	$0.51	$0.92

Net Income Per Share — Diluted	$0.24	$0.38	$0.51	$0.90

Average Shares Outstanding — Basic	42,298	42,316	42,287	42,316

Average Shares Outstanding — Diluted	42,830	42,798	42,793	42,873

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) The Company uses the last-in, first-out (“LIFO”) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination. The Company is estimating reductions in certain U.S. inventories during fiscal 2010 which would result in the liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years.
The Company recorded LIFO income of $1.8 million and $2.5 million during the quarter and six months ended December 31, 2009, respectively, which reduced the overall LIFO reserve by the same amount. The effect of LIFO layer liquidations during the current quarter and six months increased gross profit by $5.7 million and $10.0 million, respectively. There were no comparable LIFO layer liquidations recorded for the quarter and six months ended December 31, 2008.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2009	2009

Assets
Cash and cash equivalents	$104,203	$27,642
Accounts receivable, less allowances of $6,264 and $6,464	211,920	198,792
Inventories	201,872	254,690
Other current assets	28,859	44,470

Total current assets	546,854	525,594
Property, net	59,845	62,735
Intangibles, net	91,024	95,832
Goodwill	63,100	63,108
Other assets	65,317	62,059

Total Assets	$826,140	$809,328

Liabilities
Accounts payable	$82,354	$80,655
Short-term debt	75,000	5,000
Other accrued liabilities	85,235	70,901

Total current liabilities	242,589	156,556
Long-term debt		75,000
Other liabilities	61,395	69,670

Total Liabilities	303,984	301,226

Shareholders’ Equity	522,156	508,102

Total Liabilities and Shareholders’ Equity	$826,140	$809,328

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended
	December 31,
	2009	2008

Cash Flows from Operating Activities
Net income	$21,674	$38,730
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,770	6,273
Amortization of intangibles	5,047	4,135
Share-based compensation	2,898	2,744
Gain on sale of property	(116)	(209)
Treasury shares contributed to employee benefit and deferred compensation plans	154	263
Changes in assets and liabilities, net of acquisitions	59,705	(20,886)
Other, net	531	1,418

Net Cash provided by Operating Activities	95,663	32,468

Cash Flows from Investing Activities
Property purchases	(2,951)	(4,265)
Proceeds from property sales	421	323
Net cash paid for acquisition of businesses, net of cash acquired	(100)	(172,019)

Net Cash used in Investing Activities	(2,630)	(175,961)

Cash Flows from Financing Activities
Net short-term (repayments) borrowings under revolving credit facility	(5,000)	61,000
Borrowings under revolving credit facility classified as long-term		50,000
Purchase of treasury shares		(1,210)
Dividends paid	(12,699)	(12,699)
Excess tax benefits from share-based compensation	251	261
Exercise of stock options and appreciation rights	205	241

Net Cash (used in) provided by Financing Activities	(17,243)	97,593

Effect of Exchange Rate Changes on Cash	771	(9,310)

Increase (decrease) in cash and cash equivalents	76,561	(55,210)
Cash and cash equivalents at beginning of period	27,642	101,830

Cash and Cash Equivalents at End of Period	$104,203	$46,620